Exhibit 10.15

GLOBAL EIENDOM UTBETALING NORGE 2007 AS

AND

GLOBAL EIENDOM UTBETALING NORGE 2008

AS

(TOGETHER AS SELLERS)

AND

ÖFFENTLIGA FASTIGHETER I SVERIGE II AB

(AS BUYER)

SHARE PURCHASE AGREEMENT

REGARDING

MIDGARD HOLDING AS

TABLE OF CONTENTS

1	Definitions		1

2	Sale and Purchase		5

3	Purchase Price and Closing Payments		5

4	Issue of shares in Polar Star Operating Partnership S.C.A.		6

5	Closing		6

6	Conditions Precedent		8

7	Representations and Warranties of the Seller		9

	7.1	Corporate Existence and Power	9

	7.2	Corporate Authorisation and Non-Contravention	10

	7.3	Capitalisation and Title	10

	7.4	Registration	10

	7.5	Financial	10

	7.6	Properties	11

	7.7	Leases	11

	7.8	Absence of Certain Changes or Events	11

	7.9	Agreements	11

	7.10	Insurance	11

	7.11	Employment	12

	7.12	Litigation	12

	7.13	Taxes	12

	7.14	Relationship with the Sellers	12

	7.15	Patriot Act	12

	7.16	United States Securities Laws	13

8	Final Purchase Price		15

9	Covenants of the Sellers		15

	9.1	Business of the Group Companies until Closing	15

	9.2	Co-operation by Sellers	16

10	Covenants of the Buyer		16

11	Indemnification		16

	11.1	Indemnification	16

	11.2	Limitation of Indemnification	17

	11.3	No other Warranties	18

12	Special Conditions		18

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13	Confidentiality	18

14	Announcements	18

15	Costs	19

16	Entire Agreement	19

17	Amendments and Waivers	19

18	Notices	19

19	Assignments	20

20	Interpretation	20

21	Partial Invalidity	20

22	Governing Law and Disputes	20

APPENDICES:

Appendix A	Accounts

Appendix B	Intentionally Omitted

Appendix C	External Loans

Appendix D	Pro Forma Balance Sheet

Appendix E	Properties

Appendix F	Subsidiaries

Appendix 3.1	Draft Structure Memo (to be replaced with the final Structure Memo)

Appendix 3.2	Calculation of the Preliminary Purchase Price

Appendix 3.4	Distribution of Purchase Price

Appendix 7.6.2	Extracts from the Land Register

Appendix 7.7	Rent Roll

Appendix 7.9.1	Asset Management agreements

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made on this 20th day of October 2014.

BETWEEN:

(1)                                 Global Eiendom Utbetaling Norge 2007 AS, Reg. No. 989 026 291 and Global Eiendom Utbetaling Norge 2008 AS, Reg. No. 990 480 710 (each a “Seller” and collectively the “Sellers”); and

(2)                                 Öffentliga Fastigheter I Sverige II AB., Reg. No. 556613-7526 (the “Buyer”).

WHEREAS:

(A)                               The Sellers jointly own the entire issued share capital of Midgard Holding AS, Reg. No. 990 480 427 (the “Company”).

(B)                               The Company has a share capital of NOK100,000 (NOK One Hundred Thousand) divided into 1,000 (One Thousand) shares (the “Shares”).

(C)                               The Company owns, directly or indirectly, all shares of the Subsidiaries (as defined below).

(D)                               The Company and the Subsidiaries (collectively the “Group Companies”) own the Properties (as defined below).

(E)                                The Buyer desires to purchase all of the Shares and thereby indirectly all of the shares in the Subsidiaries and the Properties.

(F)                                 The Sellers agree to sell and the Buyer agrees to purchase the Shares on the terms and conditions set out in this Agreement.

IT IS AGREED as follows:

1                                         Definitions

1.1                               In this Agreement, the following definitions are used:

“Accounting Principles” means the accounting principles which are in accordance with Norwegian law and generally accepted accounting principles in Norway, applied by each Group Company on a consistent basis;

“Accounts” means the audited balance sheet and the audited profit and loss account of each of the Group Companies and the consolidated balance sheet and the consolidated profit and loss account of the Company for the financial year ended on the Accounts Date, attached as Appendix A, and prepared in accordance with the Accounting Principles;

“Accounts Date” means 31 December 2013;

“Agreed Value of the Properties” means the value of the Properties as used in the determination of the net asset value of the Sellers (as used in their most recently published quarterly valuations prior to the Commencement of the IPO.  All agreed deductions for due diligence findings are fully reflected in the Agreed Value of the Properties;

“Agreement” means this Share Purchase Agreement, including all the appendices attached to it;

“Auditor” means Ernst & Young AS, the external auditor of the Group Companies;

“Business Day” means a day when banks are open for general banking business in Norway;

“Buyer” has the meaning ascribed to it in Section (2) of the introductory paragraph of this Agreement;

“Cash Amount” is defined in Section 3.1;

“Claim” means a claim made by the Buyer against the Sellers in respect of a breach of any of the Warranties, covenants or agreements pursuant to this Agreement;

“Closing” means the completion of the transactions contemplated by this Agreement;

“Closing Date” has the meaning set forth in Section 5.1 hereof;

“Commencement of the IPO” is defined in Section 3.2.

“Company” has the meaning ascribed to it in Section (A) of the Whereas Section;

“Confidential Information” means any and all information of any kind or nature whatsoever, whether written or oral, including, without limitation, financial information, trade secrets, tenant lists and other information, regarding the Group Companies or this Agreement which is not known to the general public;

“Costs” means all of the costs and expenses of this Agreement, implementation and execution of this Agreement together with the costs and expenses of the structure (the “Structuring Costs”) containing or to contain the Buyer and Polar Star REIT enabling the acquisition of the Company.  For the avoidance of doubt, and as there will be several investors contributing assets to Polar Star OP in connection with its incorporation, the Sellers shall maximum be liable for a portion of the total Structuring Costs equal to the ratio of the gross asset value divided on the total gross asset value of all assets that are contemplated to be contributed to the Polar Star OP in connection with its incorporation;

“Covenants” means the covenants of the Sellers in Section 9 below;

“Contribution Value” means the sum of:

(a)                                 the Agreed Value of the Properties; plus

(b)                                 the book value of other assets of the Company (not including the book value of the Properties) outstanding as of the most recently completed quarterly period ending prior to the Commencement of the IPO; less

(c)                                  agreed value of NOK70,227 of the deferred tax assets of the Company (equal to 10.8% of the difference between the Agreed Value of the Properties (less the market value of the land) and the booked tax value of the Properties); less

(d)                                 the “Transaction Costs”; being the Company’s share of the legal, accounting and other costs associated with Polar Star REIT’s formation transactions, including the costs of internalizing the management function of the Company and Polar Star REIT, the costs of the equity issued to management under Polar Star REIT’s equity incentive plan, debt financing incurrence costs, costs associated with the Polar Star REIT IPO, and other expenses of this Agreement, implementation and execution of this Agreement, the formation transactions, including all costs related to the structuring of and contributions to the Polar Star OP, and the Polar Star REIT IPO.  The Parties shall determine the Company’s share of the costs set forth in this clause (d) as soon as reasonably practicable but not less than 5 Business Days prior to the Commencement of the IPO; provided that such amount shall be subject to adjustment in accordance with Section 8.2 hereof; less

(e)                                  the External Loans; less

(f)                                   the book value of other liabilities of the Company outstanding as of the most recently completed quarterly period ending prior to the Commencement of the IPO.

“Determination Date” is defined in Section 3.2;

“Directors” means the board members, deputy board members, managing directors and deputy managing directors of the Group Companies as at the Closing Date;

“Encumbrance” means any mortgage, charge, pledge, lien, option or other security interest or restriction of any kind;

“External Loans” means the Group Companies external loan as set out in Appendix C, plus any accrued unpaid interest thereon and including 90% of the negative value of swap agreements as described in Appendix C;

“Group Companies” has the meaning ascribed to it in Section (D) of the Whereas Section;

“Losses” means all direct losses (including loss of rental income), damages, liabilities and expenses that the Buyer or any of the Group Companies may incur (including, without limitation, settlement costs and any reasonable legal, accounting and other expenses for the investigation or defence of any actions), resulting from any breach of any Warranty or Covenant in this Agreement;

“NOK” means the currency Norske kroner;

“OP Shares” means ordinary shares of Polar Star OP;

“OP Shares Amount” is defined in Section 3.1;

“Owner” is defined in Section 7.16.1;

“Party” means each of the Sellers or the Buyer, and “Parties” means the Sellers and the Buyer, collectively;

“Person” means any individual, firm, company, corporation or other corporate body, government, state or agency of a state or any joint venture, trust, association or partnership (general or limited), whether or not incorporated, and whether or not its owners enjoy limited liability, and any other legal entity;

“Preliminary Purchase Price” is defined in Section 3.2;

“Polar Star OP” means Polar Star Operating Partnership S.C.A., a corporate partnership limited by shares (société en commandite par actions) formed under the laws of the Grand Duchy of Luxembourg;

“Polar Star REIT” means Polar Star Realty Trust Inc., a Maryland corporation.

“Polar Star REIT IPO” means the initial public offering of shares of common stock of Polar Star REIT.

“Pro Forma Balance Sheet” means the pro forma balance sheet of the Company as of the Closing Date prepared in accordance with the Accounting Principles, set out in Appendix D;

“Properties” means the properties owned by the Company and the Subsidiaries, all of which are listed in Appendix E and “Property” means any of them;

“Purchase Price” shall have the meaning ascribed to it in Section 3.1;

“Securities” is defined in Section 7.16.2;

“Securities Act” is defined in Section 7.16.1;

“Sellers” has the meaning ascribed to it in Section (1) of the introductory paragraph of this Agreement;

“Shares” has the meaning ascribed to it in Section (B) of the Whereas Section;

“Signing Date” means the date hereof;

“Subscription Amount” is defined in Section 4;

“Subsidiaries” means the companies listed in Appendix F;

“Taxes” means, wherever arising, all taxes or VAT imposed by any competent authority, together with any interest, penalties, surcharges, additions to tax or any other additional amounts imposed by any competent authority;

“U.S. person” as defined in Rule 902(k) of the Securities Act means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (viii) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated and owned by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts; and

“Warranties” means the representations and warranties of the Sellers set out in Section 6.

1.2                               In this Agreement, save where the context otherwise requires, words in the singular shall include the plural, and vice versa.

2                                         Sale and Purchase

2.1                               Upon the terms and subject to the conditions set out in this Agreement, the Sellers agree to sell and the Buyer agrees to purchase the Shares, together with all rights attached to the Shares.

2.2                               The Shares shall be transferred to the Buyer on the Closing Date, free and clear from any Encumbrances.

3                                         Purchase Price and Closing Payments

3.1                               The purchase price (the “Purchase Price”) shall be equal to the Contribution Value of the Company, which shall be payable: (i) an amount in cash (the “Cash Amount”) equal to 50% of the Contribution Value and (ii) a number of OP Shares (the “OP Shares Amount”) determined by subtracting the Cash Amount from the Contribution Value and then dividing the result by the mid-point of the initial public offering price range of Polar Star REIT’s shares of common stock in the Polar Star REIT IPO (as disclosed on the cover page of the preliminary prospectus that is used at the commencement of the marketing phase of the Polar Star REIT IPO).

The OP Shares will be owned by the Seller through a limited partnership, Polar Star LP Co sarl, as described in the Structure Memo attached as Appendix 3.1.

3.2                               The Parties shall determine a preliminary purchase price (the “Preliminary Purchase Price”) as soon as reasonably practicable but not less than 5 Business Days prior to the date on which a preliminary prospectus for the Polar Star REIT IPO is first distributed to prospective investors in the Polar Star REIT IPO (the “Commencement of the IPO”).  The Preliminary Purchase Price shall be binding upon the parties; provided that the Preliminary Purchase Price shall be subject to adjustment in accordance with Section 8.2 hereof.  An example of the calculation of the Preliminary Purchase Price will be included as Appendix 3.2 as soon as possible after signing.

3.3                               The Purchase Price shall be paid by the Buyer to the Sellers on the Closing Date as follows:

(a)                                 The Cash Amount shall be paid in cash to such bank accounts which the Sellers shall notify in writing no later than five (5) Business Days prior to the Closing Date.

(b)                                 The OP Shares Amount shall be applied to cover the Subscription Amount payable by the Sellers pursuant to Section 4.

(c)                                  The Purchase Price shall be paid to each Seller in the pro rata proportion corresponding to their ownership of the Shares, as set forth in Appendix 3.3.

4                                         Issue of shares in Polar Star Operating Partnership S.C.A.

At the Closing Date, and subject to the fulfilment of the conditions to Closing as set forth in Section 5 below, Polar Star OP undertakes to procure for the issuance to the Sellers, and the Sellers undertake (through the Polar Star LP Co sarl) to subscribe for such number of OP Shares equal to the OP Shares Amount (the “Subscription Amount”).

The Subscription Amount shall be settled at Closing by the Sellers by set-off of the Sellers claim against the Buyer for payment of the OP Shares Amount ref Clause 3.4(b) against the Polar Star OP’s claim against the Sellers for payment of the Subscription Amount.

5                                         Closing

5.1                               Unless this Agreement is sooner terminated or extended pursuant to its terms or unless otherwise agreed to in writing by each Party hereto, the Closing shall take place substantially concurrently with the closing of the Polar Star REIT IPO (the “Closing Date”).

5.2                               Details of all closing procedures will be described in a closing memorandum to be prepared and agreed to by the Parties prior to Closing.  Such Closing memorandum will be based on the main procedures set forth in this Section 5 below, however including with necessary adjustments if the Agreement has been (in whole or in part) assigned according to section 19 below).

5.3                               Closing procedures - first steps

(a)                                 On the Closing Date, the Buyer and Polar Star OP undertake to:

(i)                                     take all required steps to issue the OP shares to the Sellers and deliver the OP Shares to Sellers on the Closing Date free and clear of any Encumbrance against settlement by set-off as further specified in Clause 4 above;

(ii)                                  Amend the articles of association of Polar Star OP, if necessary, to reflect the issuance of the OP Shares; and

(iii)                               deliver to the Sellers an updated ownership register for Polar Star OP where the Sellers are registered as holder of the OP Shares free from any Encumbrance.

(b)                                 On the Closing the Sellers undertake to:

(i)                                     Subscribe for the OP Shares; and

(ii)                                  Issue a confirmation addressed to the Buyer in which it declares set-off of its claim against the Buyer for payment of the OP Shares Amount against the Polar Star OP’s claim against the Sellers for payment of the Subscription Amount.

5.4                               Closing procedures - second steps

(a)                                 At Closing the Sellers shall:

(i)                                     in exchange for the payment and issuance of the Purchase Price/OP Shares, transfer the Shares to the Buyer together with any and all rights pertaining to them;

(ii)                                  deliver to the Buyer the Company’s shareholders’ register, evidencing that the Buyer has been duly entered as the holder of the Shares and that the Shares are free from any Encumbrance;

(iii)                               deliver all powers of attorney issued by the Group Companies;

(iv)                              ensure that all Directors retire from their respective offices, each such Director acknowledging in writing that he or she has resigned as a Director of the relevant Group Company and that he or she has no claims against the Sellers or any of the Group Companies for compensation or otherwise; and

(v)                                 cause the Group Companies to issue powers of attorney enabling the persons appointed by the Buyer to sign for and on behalf of the Group Companies until new signatories have been duly registered with the Norwegian Companies Registration Office (No. Foretaksregisteret).

(b)                                 At Closing, the Buyer shall in addition to the obligations in Section 5.3(a):

(i)                                     pay and issue the Purchase Price and issue the OP Shares as set out in Section 3.3;

(ii)                                  Refinance or assume the External Loans; and

(iii)                               procure that extraordinary shareholders’ meetings are held in the Group Companies at which new board of directors are elected.

5.5                               Further Closing

5.6                               The Parties acknowledge and agree that if the Sellers do not make all deliveries pursuant to Section 5.4(a)(iii) to (v), this shall not prevent Closing from taking place and the Parties shall in good faith discuss how to resolve such missing deliveries.

5.7                               The Parties shall agree on a time and place for delivery to the Buyer of all other documentation relating to the Group Companies and the Properties which are in the possession of any of the Sellers, including (but not limited to) lease agreements in the original, product guarantees, drawings, maps, blueprints, building permits and relational documentation (No. arkiv) in respect of e.g. electricity, water and ventilation.  For the avoidance of doubt; any such documents being in the possession of the manager of the Company/Properties on the Closing Date shall be viewed as having been delivered to the Buyer.

5.8                               Due to the high turn-over in the Group Companies, there is a risk that closing of the transaction contemplated by this Agreement must be applied for and approved by the Norwegian Competition Authority.

The Buyer undertakes to influence a swift application process.  Further, the Buyer undertakes to accept and carry the risk for any and all conditions/terms set out by the Norwegian Competition Authority.

6                                         Conditions Precedent

6.1                               The obligations of the Buyer to complete the transactions contemplated by this Agreement shall be subject to:

(a)                                 that no breach in respect of any of the Warranties or covenants in this Agreement considered as material for the Group Companies as a whole having occurred;

(b)                                 that the Polar Star REIT IPO is completed and successful in raising the required capital for the Buyer to complete the payment of the Purchase Price on the Closing Date.

6.2                               (a)                                 In the event of a breach of the condition set out in Section 6.1(a) has occurred on or before the Closing Date, the Buyer shall be entitled, at its sole discretion within 3 days after Closing Date, to terminate this Agreement forthwith in writing.  The Parties shall not be entitled to any compensation from the other due to such termination.

(b)                                 In the event of condition set out in Section 6.1(b) is not fulfilled by 31 March 2015, the Buyer shall be entitled at its sole discretion, not later than on 1 April 2015 to terminate this Agreement forthwith in writing.  The Parties shall not be entitled to any compensation from the other due to such termination.

6.3                               The obligations of the Sellers to complete the transactions contemplated by this Agreement shall be subject to the condition that the Polar Star REIT IPO is completed and successful in raising the required capital for the Buyer to complete the payment of the Purchase Price on the Closing Date.

6.4                               In the event of the condition set out in Sections 6.3 are not fulfilled within 31 March 2015, the Sellers shall be entitled at their sole discretion to terminate this Agreement forthwith in writing.  The Parties shall not be entitled to any compensation from the other due to such termination.

7                                         Representations and Warranties of the Seller

Each Seller, jointly and severally, represents and warrants that the following applies on the date of this Agreement and will apply as per the Closing Date (or as per another date if it follows from the context of the Representations and Warranties).

7.1                               Corporate Existence and Power

The Group Companies have not filed (or have had filed against them) any petition for their winding-up, are not insolvent and have not made any assignment in favour of their creditors, nor has any petition for receivership or any administration order been presented in respect of any of the Group Companies.  None of the Group Companies has initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of any of the Group Companies or the winding-up or cessation of the business of any of the Group Companies.  No receiver or administrative receiver or liquidator has been appointed in respect of any of the Group Companies or any of their material assets.

Each Seller has not filed (or have had filed against it) any petition for its winding-up, is not insolvent and has not made any assignment in favour of its creditors, nor has any petition for receivership or any administration order been presented in respect of such Seller.  Each Seller has not initiated any proceedings with respect to a compromise or arrangement with its creditors or for the dissolution, liquidation or reorganisation of such

Seller or the winding-up or cessation of the business of such Seller.  No receiver or administrative receiver or liquidator has been appointed in respect of such Seller or any of its material assets.

7.2                               Corporate Authorisation and Non-Contravention

This Agreement and the performance by each of the Sellers of its obligations under it have been duly authorised by all necessary corporate action on the part of each of the Sellers, and this Agreement and any other document or instrument executed in connection with this Agreement will, when executed, constitute valid and binding obligations of the Sellers in accordance with their respective terms and will to the Sellers knowledge not result in any breach of any law, order, judgment or decree of any court or governmental agency.

7.3                               Capitalisation and Title

7.3.1                     The Sellers lawfully own and have good and transferable title to the all of the Company’s Shares and the Company or the relevant Subsidiary (as the case may be) owns and has good and marketable title to all shares of the Subsidiaries.  Upon the delivery of the Shares by the Sellers against payment of the Purchase Price, the Buyer will acquire good and marketable title to all of the Company’s Shares, free and clear from any Encumbrances.

7.3.2                     There are no outstanding subscriptions, options or similar rights relating to the Shares or the shares of the Subsidiaries and no securities giving a right to conversion into, or any agreement or arrangement which accords to any Person the right to acquire, shares in any of the Group Companies.

7.4                               Registration

The Sellers are not aware of any registrations of changes pending with the relevant authorities.  Other than the approval of the Swedish Competition Authority, no authorization, approvals or consents from, or registration, declarations or filings with, any governmental body or agency having jurisdiction over either Seller, the Company or the Properties, is required in order for the Sellers to execute and deliver this Agreement and consummate the transactions contemplated herein.

7.5                               Financial

7.5.1                     The Accounts have been prepared in accordance with the Accounting Principles and they give a true and fair view of the financial position and results of the operations of each of the Group Companies and for the consolidated group as of the Accounts Date.

7.5.2                     Following repayment of the External Loans, no Group Company will have any interest-bearing indebtedness, save for indebtedness incurred in the ordinary course of business and reflected in the Closing Accounts.

7.5.3                     None of the Group Companies has pledged any assets or issued any guarantees in excess of the pledges and guarantees disclosed in the Accounts.

7.6                               Properties

7.6.1                     The Group Companies lawfully own and have registered title (No. hjemmel) to the Properties.

7.6.2                     The Properties are not encumbered by any mortgages or material easements or other material usufructs other than those set forth in this Agreement or in the extract from the Land Register (No. grunnboksutskrift), Appendix 7.6.2.

7.6.3                     Except as security for the External Loans, the mortgage certificates issued in respect of the Properties are not pledged on the Closing Date.

7.7                               Leases

The Properties are leased as stated in Appendix 7.7.

7.8                               Absence of Certain Changes or Events

7.8.1                     Since the Accounts Date and until the Signing Date:

(a)                                 the businesses of the Group Companies have been conducted in the ordinary course of business with a view to maintaining them as a going concern;

(b)                                 all agreements and commitments have been entered into on customary terms;

(c)                                  no agreement or commitment has been entered into by or on behalf of the Group Companies extending beyond the Closing Date, except normal commitments and agreements made in the ordinary course of business.

7.9                               Agreements

7.9.1                     The Group Companies are not bound by any asset management agreements (other than the ones attached as Appendix 7.9.1) or other material agreements (excluding lease agreements, and the External Loans) which (i) are not related to the ordinary course of business of the Group Companies or the Properties, or (ii) which cannot be terminated by giving maximum nine (9) months notice.

7.9.2                     The Company and the Subsidiaries have not sold any company, real property or other material asset where there are outstanding obligations or warranty undertakings (express or implied) on the part of the Company or the Subsidiaries.

7.10                        Insurance

7.10.1             The Properties are covered by full value insurance (No. fullverdiforsikring) until and including the Closing Date.

7.11                        Employment

7.11.1              The Group Companies do not have any employees.

7.11.2              There is no agreement or arrangement between any of the Sellers and/or any of the Group Companies on one side and a Director of any Group Company on the other side, under which such Director is entitled to a bonus or any other remuneration (monetary or non-monetary) which is conditional upon the completion of the transactions contemplated by this Agreement.

7.12                        Litigation

7.12.1              Except for ordinary debt collection, there are no suits, administrative, arbitration or other legal proceedings (including but not limited to Tax proceedings) pending against any Group Company or the Properties, and there are no such suits or proceedings pending by any Group Company against any other Person.

7.13                        Taxes

7.13.1              Each Group Company has properly filed with the appropriate tax authorities all tax returns and reports required to be filed for all tax periods ending prior to the Closing Date.

7.13.2              All Taxes that have become due have been fully paid or fully provided for in the Accounts or in the books of each Group Company.

7.13.3              No investigation or enquiry conducted by any fiscal body in respect of the affairs of the Group Companies as a whole is pending and to the Seller’s knowledge no such investigation or enquiry is threatening or has been given notice of by relevant authorities.

7.14                        Relationship with the Sellers

7.14.1              After Closing, no Seller will have any claims of any kind against any of the Group Companies and none of the Group Companies is indebted in any way towards any of the Sellers.

7.14.2              After Closing there will be no agreements or arrangements between any of the Group Companies and any of the Sellers, no liabilities or obligations (contingent or otherwise) owed by any of the Group Companies in respect of any of the Sellers, and no guarantees or similar commitments issued by any of the Group Companies for obligations owed by any of the Sellers.

7.15                        Patriot Act

7.15.1              Neither of the Sellers, nor any Person holding a controlling interest in a Seller, is (i) identified on any Governmental List (as hereinafter defined), or otherwise qualifies as a Prohibited Person (as hereinafter defined) or (ii) in violation of any applicable law, rule or regulation relating to anti-money laundering or anti-terrorism, including any applicable law, rule or regulation related to transacting business with Prohibited Persons or the requirements of any Anti-Terrorism Law (as hereinafter defined).  As used herein the term (1) “Anti-Terrorism Law” shall mean (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, Pub. Law No. 107-56, 115 Stat. 296 (2001); (b) the International Emergency Economic Powers Act, 50 U.S.C. (1701 et. seq. (2003); and (c) the Trading with the Enemy Act, 50 U.S.C. App. (1 et. seq. (2003) and (d) other similar laws enacted or promulgated of which NSA notifies a Seller prior to the Closing Date; in each case, together with any executive orders, rules or regulations promulgated thereunder, including temporary regulations, all as amended or otherwise modified from time to time; (2) “Governmental List” shall mean (a) the List of Specially Designated Nationals and Blocked Persons promulgated by the U.S. Department of the Treasury Office of Foreign Assets Control from time to time and (b) any other similar list (including any list of Prohibited Persons) promulgated by any Authority from time to time; and (3) “Prohibited Person” shall mean any Person who is (a) designated by the U.S. federal government as a terrorist or as a suspected terrorist, whether on a Governmental List, or otherwise or (b) otherwise subject to trade, anti-money laundering or anti-terrorism restrictions under any Anti-Terrorism Law.

7.16                        United States Securities Laws

7.16.1              Each Seller represents, warrants, certifies that (a) each Seller and each person, entity or account directly or indirectly holding an interest in a Seller (each an “Owner” and collectively the “Owners”) is not a “U.S. person” (as defined in Rule 902(k)(1) under the United States Securities Act of 1933, as amended (the “Securities Act”)), (b) each Seller and Owner has his, her or its principal address outside the United States of America and any of its territories or possessions, and each Seller was located outside such area at the time any offer or decision to acquire the OP Shares was made to or by such Seller and (c) each Seller is not acquiring the OP Shares for the account or benefit of any “U.S. person”.

7.16.2              Each Seller understands, acknowledges and agrees that the OP Shares are being acquired in a transaction not involving any public offering within the United States of America and any of its territories or possessions within the meaning of the Securities Act and the OP Shares and any shares of common stock of Polar Star REIT that may be issued upon redemption of the OP Shares (collectively, the “Securities”) have not been registered under the Securities Act or the securities laws of any jurisdiction and, unless so registered, may not be sold except as permitted in the following sentence.  Each Seller acknowledges

(1)        “U.S. person” as defined in Rule 902(k) of the Securities Act means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States; and (viii) any partnership or corporation if (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated and owned by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

and agrees that during a one-year distribution compliance period (the “Distribution Compliance Period”), the Securities may only be offered, sold, pledged or otherwise transferred by any Seller or Owner to (i) the issuer or any subsidiary of the issuer; (ii) pursuant to offers and sales to non-U.S. persons that occur outside of the United States in an “offshore transaction” within the meaning of and in accordance with the provisions of Regulation S under the Securities Act, with the issuer’s consent; (iii) pursuant to another available exemption from the registration requirements of the Securities Act and the applicable securities laws of any state in the United States or other applicable jurisdiction as confirmed to the issuer by an opinion of counsel reasonably acceptable to the issuer; or (iv) pursuant to an effective registration statement under the Securities Act; in each case, in accordance with any applicable United States federal securities laws and the securities laws of any state of the United States or other applicable jurisdiction and the issuer’s organizational documents.  Each Seller acknowledges that the Distribution Compliance Period with respect to the OP Shares and any shares of common stock of Polar Star REIT will begin on the date of the issuance of such OP Shares or shares of common stock of Polar Star REIT and will end one year after such date.  Each Seller agrees that if its OP Shares are tendered for redemption, it will execute a notice of redemption or similar document that contains the certifications and covenants described in this paragraph with respect to the shares of common stock of Polar Star REIT issuable upon redemption of such OP Shares.  Each Seller acknowledges that, during the Distribution Compliance Period, the Securities will be subject to “stop transfer” restrictions with Polar Star REIT’s transfer agent.

7.16.3              No activities have been undertaken by any Seller or Owner for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States of America for any of the Securities.  Each Seller agrees that it will not engage in hedging transactions involving the Securities unless in compliance with the Securities Act.

7.16.4              Each Seller acknowledges that it has received a copy of the confidential information memorandum and hereby makes the representations, warranties, covenants and agreements deemed to have been made by investors under the section of the confidential offering memorandum entitled “Appendix III United States Securities Laws” and agrees to be bound by the restrictions set forth in such section.

7.16.5              Each Seller acknowledges that there is no public market for the Securities and a public market may or may not develop.

7.16.6              Each Seller hereby acknowledges that because of the restrictions on transfer or assignment of the Securities, the Seller may have to bear the economic risk of the Securities for an indefinite period of time.

7.16.7              Each Seller hereby acknowledges that the exemption from the registration requirements under the Securities Act pursuant to which the Securities will be issued is predicated in part on the accuracy and completeness of the representations and warranties of such parties contained herein.

8                                         Final Purchase Price

8.1                               Except as set forth in Section 8.2 hereof, the Preliminary Purchase Price shall be binding upon the Parties and shall not be subject to adjustment.

8.2                               No less than 2 Business Days prior to the Closing Date, the final purchase price shall be determined by the Sellers and Buyers, taking into account changes, if any, from the Preliminary Purchase Price based on the Company’s share of the Transaction Costs.

8.3                               Each Party hereby agrees that any adjustment to the Preliminary Purchase Price pursuant to Section 8.2 hereof shall be added to or deducted from the Cash Amount, and that no adjustment shall be made to the OP Shares Amount.

9                                         Covenants of the Sellers

9.1                               Business of the Group Companies until Closing

During the period between the Signing Date and the Closing Date, the Sellers shall procure that, except with express written consent from the Buyer:

(a)                                 no Group Company shall issue or repay any share capital or issue any debt instrument;

(b)                                 no Group Company will acquire or dispose of, or agree to acquire or dispose of, any asset other than in the ordinary and usual course of its business or assume or incur, or agree to assume or incur, any liability, expenditure or obligation of more than NOK 1,000,000 other than in the ordinary course of its business;

(c)                                  no Group Company shall declare or pay any dividend, group contribution or make any other distribution to the Sellers or any other Person;

(d)                                 no Group Company shall amend its articles of association and shall not pass any resolution in shareholders’ meetings (other than any resolution constituting ordinary business conducted at an annual shareholders’ meeting or as required in connection with this Agreement);

(e)                                  no Group Company shall create any Encumbrance over any of its assets (including, for the avoidance of doubt, the Properties);

(f)                                   no Group Company shall institute any litigation proceedings other than in relation to the collection of trade debts;

(g)                                  none of the Sellers shall implement any major decisions in any matters of material importance to the business of the Group Companies;

(h)                                 no Group Company shall enter into any agreement or arrangement with any of the Sellers except in the ordinary course of business;

(i)                                     no Group Company shall enter into any agreement or arrangement not on an arm’s length basis;

(j)                                    the Company shall provide Buyer with access to all of its financial and property-level information and any other records or information reasonably requested by Buyer to complete the Polar Star REIT IPO;

(k)                                 no Group Company shall give, or agree to give, any guarantee, indemnity or other agreement to secure an obligation of a third party; and

(l)                                     each Group Company shall in all other respects carry on its business and activities diligently and in the ordinary and usual course of business in the same manner as prior to the Signing Date.

9.2                               Co-operation by Sellers

The Sellers shall, at any time, whether before, at, or after the Closing Date, execute and deliver any further instruments or documents and, at their own cost, take all such further action as the Buyer may reasonably request in order to consummate effectively the transactions contemplated by this Agreement and the Polar Star REIT IPO and to deliver to the Buyer legal title to the Shares on the Closing Date.

10                                  Covenants of the Buyer

10.1                        Subject to approval of the Auditors, the Buyer undertakes to cause those Directors who retire in connection with this transaction to be granted discharge from liability for their administration until the Closing Date (or the earlier date of their retirement) at the next annual shareholders’ meeting of the respective Group Company.

10.2                        The Buyer undertakes to file an application and to seek to obtain an (advanced) approval from the Norwegian Competition Authority in relation to Section 4.7 as soon as possible prior to the Closing Date.

11                                  Indemnification

11.1                        Indemnification

11.1.1              The Seller shall be liable for any and all Loss of the Buyer due to breach of this Agreement, any Covenants or the Representations and Warranties in Section 7 under this Agreement.  The Sellers’ liability for expenses, losses or damages, or Costs under this Agreement shall be joint and several.

11.1.2              Any Claim by the Buyer and/or the Group Companies shall be made in writing to the Sellers specifying the nature of the Loss and, to the extent possible, the amount of the Claim.

11.1.3              If the Loss is a tax-deductible cost for the Group Company concerned then the Loss shall be reduced by the actual savings made by that Group Company.

11.2                        Limitation of Indemnification

11.2.1              The Buyer and/or the Group Companies shall not be entitled to indemnification under this Section 11 unless the aggregated amount of all Claims exceeds NOK 3 million, in which case the full amount shall be payable.  For the purposes hereof no individual Claim which is less than NOK 1,000,000 shall be taken into account.

11.2.2              The Sellers liability under this Section 11 is limited to a total amount of NOK 10 million.

11.2.3              The limitations in Section 11.2.1 and 11.2.2 do not apply Costs or to any breach of the obligation contained in Section 2 or to any breach of the warranties in Clause 7.3.1 and 7.6.1.

11.2.4              The Sellers’ obligations to indemnify for breaches of the Covenants and/or the Warranties in Section 7 under this Section 11 shall remain valid until 1 (one) year after the Closing Date, after which date no Claims for Losses shall be made.

11.2.5              No Claim may be made and no liability shall arise if and to the extent that:

(a)                                 such Claim is based on facts or circumstances which have been disclosed by the Seller during the due diligence process, the negotiations, in this Agreement or which were otherwise known or should have been known to the Buyer or its advisors prior to the Signing Date;

(b)                                 a provision or allowance for the matter of the Loss has been made in the Closing Accounts; or

(c)                                  such Claim is recovered under an insurance policy of any of the Group Companies or from a third party.

11.2.6              The Buyer acknowledges with respect to any technical report regarding the Properties prepared by third parties, any projection, forecast or any assumptions that form the basis of such projection or forecast delivered by or on behalf of the Sellers in the Data Room Material, that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such technical reports, projections and forecasts so furnished to it and (iii) the Sellers shall have no liability towards the Buyer with respect thereto.

11.2.7              The right to compensation pursuant to this Clause 11 shall be the Buyer’s sole remedy with respect to matters in any way relating to a breach by the Sellers of the Covenants and Warranties made by the Sellers in this Agreement, and shall exclude any other remedies which may be available to the Buyer pursuant to Norwegian law, including, without limitation, the Norwegian Sale of Goods Act of 13 May 1988 no. 27 and the Sale of Real Estate Act of 3 July 1992 and general principles of Norwegian contract law or any other applicable law.

11.3                        No other Warranties

Except as expressly warranted under the Warranties, the Buyer releases the Sellers from any liability (and, accordingly, cannot claim compensation from the Sellers) in respect of errors, defects and deficiencies in the Group Companies or the Properties of whatever kind, whether visible or latent (No. skjulte feil), including but not limited to environmental defects, errors of fact and law, breach of regulations, errors regarding rights of disposition and physical defects and deficiencies.  The Group Companies and the Properties are transferred “as is” (No. “som den er”) and the Warranties are the only warranties given by the Sellers in relation to the Shares, the Group Companies and Properties.

12                                  Special Conditions

12.1                        Agreements between the Company and Buyer

Other than the rights and duties set forth in this Agreement, the Parties have agreed that all agreements between any of the Group Companies and the Buyer shall be terminated with effect from Closing.

13                                  Confidentiality

Each Party undertakes not to use or disclose any Confidential Information unless (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place (iii) such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld), or (iv) to its professional advisers (who are bound to such party by a duty of confidentiality which applies to any information disclosed).  If a Party becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the other Party prior to any such disclosure.  Notwithstanding the foregoing, the Sellers hereby acknowledge and agree that nothing in this Agreement shall prevent the Buyer, Polar Star OP or Polar Star REIT, without consultation with the Sellers, from disclosing (including publicly disclosing) Confidential Information in connection with the Polar Star REIT IPO, including, but not limited to, this Agreement, financial and other information relating to the Company and the Properties.

14                                  Announcements

With the exception of any press releases, public announcements or public relations activities relating to the Polar Star REIT IPO, all press releases, public announcements or public relations activities by the Parties with regard to this Agreement or the transactions contemplated by it shall be mutually approved by the Parties in advance of such release or announcement.

15                                  Costs

The parties agree that the Seller shall pay the Costs in the event such Costs are not paid due to the Polar Star REIT IPO not taking place.  Where the Polar Star REIT IPO is completed, then the Buyer shall pay the Costs (including the Transaction Costs).

16                                  Entire Agreement

Each of the Parties to this Agreement confirms that this Agreement represents the entire understanding and constitutes the whole agreement between the Parties in relation to its subject matter and supersedes all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, agent, employee or representative of either of the Parties, or any of the Group Companies.

17                                  Amendments and Waivers

This Agreement may only be amended by an instrument in writing duly executed by the Parties.  No change, termination, modification or waiver of any provision, term or condition of this Agreement shall be binding on the Parties, unless it is made in writing.

18                                  Notices

18.1                        All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

(a)                                 delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Norway, or the fifth Business Day, if posted to or from a place outside Norway;

(b)                                 delivered by hand, on the day of delivery;

(c)                                  delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted;

(d)                                 delivered by email, on the day of sending and if confirmed by the recipient.

18.2                        All such notices and communications shall be addressed as set out below or to such other addresses as may be given by written notice in accordance with this Section.

If to the Sellers:                                                           Bolette Brygge 1
Oslo 0252
Norway

Copy to:                                                                                                Advokatfirmaet Schjødt AS
Att: Einar Caspersen
P.O. Box 2444 Solli
NO-0201, Oslo, Norway
Fax No: +47 22 83 17 12
E-mail: eica@schjodt.no

If to the Buyer:                                                            c/o Polar Star Operating Partnership S.C.A.
Bolette Brygge 1
Oslo 0252
Norway

19                                  Assignments

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties but shall not be assignable by any of the Parties without the prior written consent of the other Party.  Notwithstanding the above, the Buyer may assign this Agreement to Polar Star LP Co sarl, Polar Star OP or any other structure within the structure.

20                                  Interpretation

The headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

21                                  Partial Invalidity

If any provision of this Agreement or the application of it shall be declared or deemed void, invalid or unenforceable in whole or in part for any reason, the Parties shall amend this Agreement as shall be necessary to give effect to the spirit of this Agreement as far as possible.  If the Parties fail to amend this Agreement, the provision, which is void, invalid or unenforceable, shall be deleted and the remaining provisions of this Agreement shall continue in full force and effect.

22                                  Governing Law and Disputes

22.1                        This Agreement shall be governed by and construed in accordance with the laws of Norway.

22.2                        Any dispute that may arise in relation to this contract shall be resolved by arbitration pursuant to the Act of 14 May 2004 relating to Arbitration.  The arbitral tribunal shall comprise three members, of whom the parties shall appoint one arbitrator each.  These shall appoint the third arbitrator, who shall be the Chairperson of the arbitral tribunal.  The Chairperson of the arbitral tribunal shall be a Norwegian lawyer.  In the absence of agreement as to the identity of the third arbitrator, such arbitrator shall be appointed by the Chief District Court Judge of the Oslo District Court.

22.3                        The arbitration shall take place in Oslo, and the language of arbitration shall be English.

22.4                        The arbitral proceedings shall be deemed to have commenced when one party sends a request to the opposite party to the effect that the dispute be resolved by arbitration.  The arbitration proceedings and the ruling of the arbitral tribunal shall be subject to a duty of confidentiality, and the parties shall be obliged to conclude, as soon as the arbitral proceedings have commenced, a separate agreement confirming this.

22.5                        The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential.  This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings.  Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of all Parties hereto.  Notwithstanding the foregoing, a Party shall not be prevented from disclosing such information in order to secure its interests against the other Party in connection with a dispute or if required to do so by law, any applicable stock exchange regulations or the regulations of any other recognised market place.

22.6                        In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.

This Agreement has been duly executed in three original copies, of which each of the Parties has taken one copy.

DATE:

PLACE:

Global Eiendom Utbetaling Norge 2007 AS

/s/ Geir Inge Solberg	/s/ Christian Wennersten
By: Geir Inge Solberg	By: Christian Wennersten

Global Eiendom Utbetaling Norge 2008 AS

/s/ Geir Inge Solberg
By: Geir Inge Solberg

Öffentliga Fastigheter i Sverige II AB.

/s/ Martin Bruck
By: Martin Bruck